EX-10.2

FIRST AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AND NONCOMPETITION AGREEMENT

This First Amendment to Amended and Restated Employment and Noncompetition Agreement (this “Amendment”) is made and entered into as of April 5, 2021 (the “Effective Date”), by and between Shoe Carnival, Inc., an Indiana corporation (the “Company”), and W. Kerry Jackson (“Employee”).

RECITALS

A.The Company and Employee are parties to that certain Amended and Restated Employment and Noncompetition Agreement executed on December 11, 2008 (the “Employment Agreement”).

B.The Company and Employee desire to amend the Employment Agreement in accordance with this Amendment.

AGREEMENT

In consideration of the foregoing recitals, the provisions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.Section 5.7 of the Employment Agreement is amended and restated in its entirety as follows:

5.7

Potential Parachute Payment Adjustment.  If any payment or benefit to be paid or provided to Employee under this Agreement, taken together with any payments or benefits otherwise paid or provided to Employee by the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code) of which the Company is a member (the “other arrangements”), would collectively constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the net after-tax amount of such parachute payment to Employee is less than what the net after-tax amount to Employee would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three times Employee’s base amount, less $1.00.  Should such a reduction in payments and benefits be required, Employee shall be entitled, subject to the following sentence, to designate those payments and benefits under this Agreement or the other arrangements that will be reduced or eliminated so as to achieve the specified reduction in aggregate payments and benefits to Employee and avoid characterization of such aggregate payments and benefits as a parachute payment.  The Company will provide Employee with all information Employee reasonably request to permit Employee to make such designation.  To the extent that Employee’s ability to make such a designation would cause any of the payments and benefits to become subject to any additional tax under 409A, or if Employee fail to make such a designation within ten (10) business days of receiving the requested information from the Company, then the Company shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of the Company’s determination.  For purposes of this Section, a net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Section 4999 of the Code.

2.This Amendment may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute but one amendment.  Signatures transmitted by facsimile or other electronic means (including, without limitation, DocuSign or .pdf format) shall be effective the same as original signatures for execution of this Amendment.

3.Except as otherwise expressly provided in this Amendment, all of the terms and provisions of the Employment Agreement remain in full force and effect, and fully binding on the Company and Employee.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Amended and Restated Employment and Noncompetition Agreement to be effective on the day and year first written above.

COMPANY SHOE CARNIVAL, INC. By: /s/ Sean Georges Name: Sean Georges Title: Senior Vice President- Governmental Affairs, General Counsel and Corporate Secretary__________________________	EMPLOYEE /s/ W. Kerry Jackson W. Kerry Jackson